Exhibit (h)(47) under Form N-1A

Exhibit 10 under Item 601/Reg. S-K

MUTUAL FUND SERVICES AGREEMENT

Fund Sub-Administration Services

between

THE HUNTINGTON NATIONAL BANK

and

UNIFIED FUND SERVICES, INC.

April 1, 2009

Exhibit A – Portfolio Listing
Exhibit B – General Description of Fund Sub-Administration Services
Exhibit C – Fees and Expenses

MUTUAL FUND SERVICES AGREEMENT

AGREEMENT (this “Agreement”), dated as of April 1, 2009, between the Huntington National Bank, a national banking association, (the “Huntington”), and Unified Fund Services, Inc., a Delaware corporation (“Unified”).

WITNESSETH:

WHEREAS, pursuant to a certain Administrative Services Agreement dated June 23, 2006, as amended, Huntington has been serving as administrator to the Huntington Funds, a Delaware statutory trust (the “Investment Company”), and has been providing certain administrative services either exclusively or in conjunction with one or more sub-administrators to the Investment Company; and

WHEREAS, the Investment Company is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, Huntington wishes to retain Unified to provide certain sub-administration services with respect to the Investment Company, and Unified is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

Section 1.                      Appointment.  Huntington hereby appoints Unified to provide fund sub-administration services for the Investment Company, subject to the supervision of Huntington and the Board of Trustees of the Investment Company (the “Board”), for the period and on the terms set forth in this Agreement.  Unified accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 6 and Exhibit C to this Agreement.  The Investment Company will initially consist of the portfolios, funds and/or classes of shares (each a “Portfolio”; collectively the “Portfolios”) listed on Exhibit A. Huntington shall notify Unified in writing of each new Portfolio established by the Investment Company.  Each new Portfolio shall be subject to the provisions of this Agreement, except to the extent that the provisions (including those relating to the compensation and expenses payable by Huntington) may be modified with respect to each new Portfolio in writing by Huntington and Unified at the time of the addition of the new Portfolio.

Section 2.                      Representations and Warranties of Unified.  Unified represents and warrants to Huntington that:

(a)                      Unified is a corporation duly organized and existing under the laws of the State of Delaware;

(b)                      Unified is empowered under applicable laws and by its Certificate of Incorporation and By-Laws to enter into and perform this Agreement, and all requisite corporate proceedings have been taken by Unified to authorize Unified to enter into and perform this Agreement;

(c)                      Unified has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(d)                      no legal or administrative proceedings have been instituted or threatened against Unified that would impair its ability to perform its duties and obligations under this Agreement; and

(e)                      Unified’s entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of Unified or any law or regulation applicable to Unified.

Section 3.                      Representations and Warranties of Huntington.  Huntington represents and warrants to Unified that:

(a)                      it is a nationally-chartered banking institution duly organized, existing and in good standing under to laws of its charter;

(b)                      it is duly qualified to carry on its business in each jurisdiction where the nature of its business requires such qualification;

(c)                      it is empowered under applicable laws, its organizational documents and company proceedings to enter into and perform this Agreement;

(d)         it has and will have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

(e)         it is in compliance with federal securities law and applicable federal and state banking requirements and is in good standing to serve as Administrator under this Agreement;

(f)                      no legal or administrative proceedings have been instituted or threatened which  would impair Huntington’s ability to perform its duties and obligations under this Agreement; and

(g)                      its  entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of Huntington or any law or regulation applicable to it.

Section 4.                                Delivery of Documents and Other Materials.

(a)                      Huntington will promptly furnish to Unified such copies, properly certified or authenticated, of contracts, documents and other related information that Unified may request or require to properly discharge its duties.  Such documents may include, but are not limited to, the following:

(i)              resolutions of the Board of the Investment Company authorizing the appointment of Unified to provide certain sub-administration services to the Investment Company and approving this Agreement, as applicable;

(ii)              the Investment Company Declaration of Trust;

(iii)              the Investment Company By-Laws, anti-money laundering policies, and code of ethics;

(iv)              the Investment Company Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (“SEC”);

(v)              the Investment Company most currently effective registration statement including exhibits, as amended, on Form N-1A (the “Registration Statement”) under the 1933 Act and the 1940 Act, as filed with the SEC;

(vi)              copies of the Management Agreement between the Investment Company and each investment advisor to a Portfolio, the Advisory Agreement between each investment advisor and each sub-advisor to a Portfolio, if any, each advisor’s or sub-advisor’s proxy voting procedures, and copies of the advisor’s and the Investment Company errors and omissions and directors’ and officers’ insurance policies;

(vii)              opinions of counsel and auditors reports;

(viii)              the Investment Company currently effective Prospectus and Statement of Additional Information relating to all Portfolios and all amendments and supplements thereto (such Prospectus and Statement of Additional Information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the “Prospectuses”); and

(ix)                         such other agreements as the Investment Company may enter into from time to time, including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

(b)                      The Investment Company shall cause to be turned over to Unified copies of all records of, and supporting documentation relating to, all Portfolios and matters for which Unified is responsible hereunder, together with such other records relating to such Portfolios and matters as may be helpful or necessary to Unified’s delivery of services hereunder, including copies of litigation, regulatory inquiries or investigations, or other litigation involving the Investment Company during the three years preceding the date of this Agreement.  Such records and documentation shall be in electronic format to the extent practicable.

Section 5.                      Services Provided by Unified.

(a)                      Unified will provide the following services subject to the direction and supervision of Huntington and the Investment Company’s Board, and in compliance with the objectives, policies and limitations set forth in the Investment Company’s currently effective Registration Statement, Declaration of Trust and By-Laws; applicable laws and regulations; and all resolutions and policies implemented by the Board, and further subject to Unified’s policies and procedures as in effect from time to time:

(i)              Fund Sub-Administration Services, as described on Exhibit B to this Agreement.

(b)                      Unified will also:

(i)         provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of Unified or a corporate affiliate of Unified);

(ii)              provide or otherwise obtain personnel sufficient, in Unified’s sole discretion, for provision of the services contemplated herein;

(iii)              furnish equipment and other materials, which Unified, in its sole discretion, believes are necessary or desirable for provision of the services contemplated herein; and

(iv)              keep records relating to the services provided hereunder in such form and manner as set forth on (or required by policies described in) Exhibits B and C and as Unified, in its sole discretion,  may otherwise deem appropriate or advisable, all in accordance with the 1940 Act.  To the extent required by Section 31 of the 1940 Act and the rules thereunder, Unified agrees that all such records prepared or maintained by Unified relating to the services provided hereunder are the property of the Investment Company and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at Huntington’s expense, and made available to the SEC staff for inspection in accordance with such Section and rules.  Subject to the provisions of Section 9 hereof, Unified further agrees to surrender promptly to Huntington upon its request those records and documents created and maintained by Unified pursuant to this Agreement.

Section 6.                      Fees: Expenses: Expense Reimbursement.

(a)                      As compensation for the services rendered to Huntington pursuant to this Agreement Huntington shall pay Unified on a monthly basis those fees determined as set forth on Exhibit C to this Agreement.  Unified reserves the right to negotiate with the applicable investment adviser the fees with respect to each Portfolio, and the fees applicable to each Portfolio will be set forth on an Exhibit C applicable to that Portfolio.  The fees set forth on Exhibit C may be adjusted from time to time by agreement of the parties.   The annual minimum fees are subject to an annual cost of living adjustment based on the prior year’s annual minimum fees.   The cost of living adjustment is described in more detail on Exhibit C.  Upon any termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be equal to the fee normally due for the full monthly period and shall be payable, without setoff, upon the date of termination of this Agreement.

(b)                      For the purpose of determining fees calculated as a function of a Portfolio’s net assets, the value of the Portfolio’s net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles and resolutions of the Board.

(c)                      Unified will from time to time employ or associate with such person or persons as may be appropriate to assist Unified in the performance of this Agreement.  Except as otherwise expressly provided in this Agreement, the compensation of such person or persons for such employment shall be paid by Unified and no obligation will be incurred by or on behalf of Huntington in such respect.  If any such person or persons are employed or designated as officers by both Unified and the Investment Company, Unified shall be responsible for the compensation of such person (including travel and other expenses) in their capacity as an employee or officer of Unified, and Huntington shall be responsible for the compensation of such person (including travel and other expenses) in their capacity as an employee or officer of the Investment Company.  If Unified gives permission to one or more of its employees or officers to act as an employee, officer or other agent of the Investment Company, Unified shall not be responsible for any action or omission of any such person(s) while such person is rendering or deemed to be rendering services to the Investment Company or acting on business of the Investment Company.

(d)                      Unified will bear all of its own expenses incurred by reason of its performance of the services required under this Agreement, except as otherwise expressly provided in this Agreement.  Huntington agrees to promptly reimburse Unified for any equipment and supplies specially ordered by or for the Investment Company through Unified and for any other expenses not contemplated by this Agreement that Unified may incur on Huntington’s or the Investment Company’s behalf, at Huntington’s or the Investment Company’s request or as consented to by Huntington or the Investment Company.  Such other expenses to be incurred in the operation of the Investment Company and to be borne by Huntington, include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers and directors who are not officers, directors, shareholders or employees of Unified or Unified’s affiliates; SEC and state Blue Sky registration and qualification fees, levies, fines and other charges; advisory fees; Investment Company chief compliance officer expenses; charges and expenses of custodians; insurance premiums including fidelity bond premiums, errors and omissions and directors and officers premiums; auditing and legal expenses; costs of maintenance of corporate existence; expenses of typesetting and printing of prospectuses and for distribution to current shareholders of the Investment Company; expenses of printing and production costs of shareholders’ reports and proxy statements and materials; costs and expenses of Investment Company stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with corporate, shareholder and Board meetings; and any extraordinary expenses and other customary mutual fund expenses.

(e)           Huntington may request additional services, additional processing or special reports.  Additional services, including third party services, generally will be charged at Unified's standard rates or at such other rate as agreed by the parties.  The parties acknowledge that Huntington is under no obligation to avail itself of third party services through Unified, and is free to choose its own service provider, so long as such choice does not cause additional work on Unified's part.

(f)                      All fees, out-of-pocket expenses or additional charges of Unified shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.  No fees, out-of-pocket expenses or other charges set forth in this Agreement shall be subject to setoff.

Unified will render, after the close of each month in which services have been furnished, a statement reflecting the charges for such month.  Charges remaining unpaid after thirty (30) days shall bear interest at the rate of 1.5% per month (including specific amounts which are contested in good faith by Huntington as provided in the next paragraph, unless such amounts prove not to be payable), and all costs and expenses of effecting collection of any such charges and interest, including reasonable attorney’s fees, shall be paid by the Huntington to Unified.

In the event that Huntington is more than sixty (60) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which are contested in good faith by Huntington as provided below), this Agreement may be terminated upon thirty (30) days’ written notice to Huntington by Unified.  Huntington must notify Unified in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts, and the notice shall contain a description of the grounds for the objection sufficient to permit an investigation and determination of its accuracy.  Amounts contested in good faith in writing within such 30-day period are not due and payable while they are being investigated; uncontested amounts remain due and payable.

Section 7.                      Proprietary and Confidential Information.

(a)         Unified agrees on behalf of itself and its employees to treat confidentially and as proprietary information of Huntington and of the Investment Company, all records and other information relative to the Investment Company’s prior, present or potential shareholders, and to not use such records and information for any purpose other than performance of Unified’s responsibilities, rights and duties hereunder.  Unified may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to Huntington and obtaining approval in writing from Huntington, which approval shall not be unreasonably withheld.  Waivers of confidentiality are not necessary (and are deemed given) for use of such information for any purpose in the course of performance of Unified’s responsibilities, duties and rights hereunder, when Unified may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, with respect to Internal Revenue Service (“IRS”) levies, subpoenas and similar actions, and with respect to any request by Huntington.

(b)         Unified may, from time to time, maintain or otherwise possess “consumer report information” in connection with the provision of services under this agreement, and Unified may, from time to time, dispose of such “consumer report information” in connection with the provision of services under this agreement.  To the extent that Unified disposes of “consumer report information,” Unified shall properly dispose of the information by taking reasonable measures to protect against unauthorized access to or use of the information in connection with its disposal, in accordance with the requirements of Regulation S-P.  The term “consumer report information”, as used in this paragraph, shall have the same meaning as in Rule 30 under Regulation S-P.

Section 8.                      Duties, Responsibilities and Limitations of Liability.

(a)                      The parties agree that this Agreement is a contract for services, and Unified accepts the duties imposed upon it by this Agreement.  Unified shall be liable to Huntington in accordance with the laws of the State of Indiana for any breach by Unified of the duties imposed upon it by this Agreement.

(b)                      Neither Unified nor any of its officers, directors, partners, employees, shareholders or agents (collectively, together with Unified, the “Unified Parties”) shall have any duty to Huntington to discover or attempt to discover any error or mistake (including any continuing error) that occurred or began with respect to a Portfolio prior to the date Unified commenced performing services to such Portfolio hereunder, and Unified is entitled to rely upon, assume the accuracy of, and maintain, continue and carry forward the classifications, conventions, treatments, entries, balances, practices and all other work product and other data of its predecessor service providers; provided, however, that Unified shall promptly notify Huntington of any errors of its predecessors that it discovers. Upon such discovery, Huntington and Unified shall at that time determine how to proceed.  Unified shall be entitled to receive, and Huntington shall cause it to receive, the work product of its predecessor service providers, if any.

(c)                      In performing its services hereunder, Unified shall be entitled to rely on any oral or written instructions, advice, notices or other communications, information, records and documents (collectively, “Investment Company Information”) from Huntington and the Investment Company, as well as the Investment Company’s custodian, officers and directors, investors, brokers, investment advisors, agents, legal counsel, auditor and other service providers, including predecessor service providers (excluding in each case, the Unified Parties) (the Huntington, collectively with such persons other than the Unified Parties, “Huntington Representatives”), which Unified reasonably believes to be genuine, valid and authorized.  Unified also shall be entitled to consult with and rely on the advice and opinions of the Investment Company’s auditor and of outside legal counsel retained by the Investment Company, as may be determined jointly by the Huntington and the Investment Company to be reasonably necessary or appropriate,  in each case at the expense of Huntington.  For all purposes of this Agreement, any person who is an officer, director, partner, employee or agent of a Unified Party, and who is also an officer, director, partner, employee or agent of the Huntington, shall be deemed when rendering services to the Investment Company or acting on any business of the Investment Company to be acting solely in such person’s capacity as an officer, director, partner, employee or agent of the Investment Company, and shall be deemed when rendering services in fulfillment of Unified’s duties hereunder to be acting solely in such person’s capacity as an officer, director, partner, employee or agent of Unified.

(d)                      Notwithstanding any other provision of this Agreement, Huntington agrees to defend, indemnify and hold Unified and the other Unified Parties harmless from all demands, claims, causes or other actions or proceedings of any nature or kind whatsoever (collectively, “Claims”), expenses, liabilities, debts, costs, losses, reasonable attorneys’ fees and expenses, payments, and damages of every nature or kind whatsoever (collectively, “Damages”) arising directly or indirectly out of or in connection with:

(i)         the provision of Investment Company Information to any Unified Parties by or on behalf of Huntington Representatives and the reliance on or use by the Unified Parties of Investment Company Information which is furnished to any of the Unified Parties by or on behalf of any of Huntington Representatives, including the reliance by Unified upon the historical accounting records and other records of the Investment Company;

(ii)              any delays, inaccuracies, errors or omissions in or arising out of or attributable to Investment Company Information which is furnished to any of the Unified Parties by or on behalf of any of the Huntington Representatives or to the untimely provision to Unified of such Investment Company Information;

(iii)              the taping or other form of recording of telephone conversations or other forms of electronic communications with investors and shareholders (or brokers or advisors acting on behalf of investors or shareholders), or reliance by Unified on telephone or other electronic instructions of any person acting on behalf of a shareholder or shareholder account for which telephone or other electronic services have been authorized;

(iv)              the reliance on or the carrying out by Unified or its officers or agents of any instructions reasonably believed to be duly authorized, or requests of Huntington;

(v)              any delays, inaccuracy, errors or omissions in or arising out of or attributable to data or information provided to Unified by data and/or pricing services or any other third party services, including but not limited to escheatment and lost account services, and/or the selection of any service provider, regardless of whether Huntington hires such services itself or instead chooses to utilize the service through Unified;

(vi)              the offer or sale of shares by the Investment Company in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state or other instrumentality, or in violation of any stop order or other determination or ruling by any federal agency or any state agency with respect to the offer or sale of such shares in such state or instrumentality (1) resulting from activities, actions or omissions by Huntington Representatives, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Huntington Representatives prior to the earlier of (x) the effective date of this Agreement and (y) the effective date of an agreement between the parties hereto with respect to the subject matter hereof that was in effect prior to the effective date of this Agreement;

(vii)              the noncompliance by the Investment Company, its investment advisor(s) and/or its distributor with applicable securities, tax, commodities and other laws, rules and regulations;

(viii)              any Claim asserted by any current or former shareholder of the Investment Company, or on such shareholder’s behalf or derivatively by any representative, estate, heir or legatee, agent or other person, in connection with the holding, purchase or sale of shares of the Investment Company; and

(ix)              with the exception of any Claim for breach of contract arising out of this Agreement, any Claim taken by or on behalf of Huntington or the Investment Company against any of the Unified Parties that arises directly or indirectly in connection with this Agreement, or directly or indirectly out of a Unified Party’s actions (or failure to act) in connection with this Agreement.

 (e)         Huntington agrees to indemnify and hold harmless Unified from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, "Losses") to which Unified may become liable arising directly or indirectly out of any action or omission to act which Unified takes (i) at any request or on the direction of or in reliance on the reasonable advice of Huntington, (ii) upon any instruction, notice or other instrument that Unified reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of Huntington (other than an employee or other affiliated person of Unified who may otherwise be named as an authorized representative of Huntington for certain purposes) or (iii) on its own initiative in connection with the performance of its duties or obligations hereunder.  Further, Unified shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of Unified's or Unified Parties’ own willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

(f)         Unified agrees to indemnify and hold harmless Huntington and the Investment Company, as well as the Investment Company’s  Trustees, officers, employees and agents, from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, "Losses") to which Huntington and the Investment Company, as well as the Investment Company’s Trustees, officers, employees and agents, may become liable arising directly or indirectly out of Unified's or Unified Parties’ own willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties as set forth in this Agreement.

(g)         If a claim is made against any party to this Agreement as to which that party may seek indemnity under this Section 8 from the other party, the party seeking indemnification shall notify the other party within ten (10) days after receipt of any written assertion of such claim threatening to institute an action or proceeding or service of summons or other legal process.  Failure to notify a party of a claim for indemnification will relieve the party from whom indemnification is sought from any liability which it may have on account of the indemnity provisions set forth under this  Section 8 unless the party seeking indemnification can demonstrate to the reasonable satisfaction of the other party that such party has not been prejudiced in any material respect by such failure to so notify.

(h)         The parties to this Agreement will cooperate in the control of the defense of any action, suit or proceeding in which a party is involved and for which indemnity is being provided by the other party.  Any party from whom indemnification is sought may negotiate the settlement of any action, suit or proceeding subject to the other party’s approval, which approval will not be unreasonably withheld.  The party seeking indemnification reserves the right, but not the obligation, to participate in the defense or settlement of a claim, action or proceeding with its own counsel.  Costs or expenses incurred by a party to whom indemnification is being provided in connection with, or as a result of such participation, will be borne solely by the indemnifying party unless:

▪	the party seeking indemnification has received an opinion of counsel from counsel to either party stating that the use of common counsel would present an impermissible conflict of interest;

▪
the defendants in, or targets of, any such action or proceeding include both Unified and Huntington, and legal counsel to either party has reasonably concluded that there are legal defenses available to a party which are different from or additional to those available to the other party or which may be adverse to or inconsistent with defenses available to a party; or

▪	the party from whom indemnification is sought authorizes the other party to employ separate counsel at the expense of the indemnifying party.

(i)         Each of the Unified Parties, on the one hand, and Huntington, on the other hand, shall have the duty to mitigate Damages for which the other party may become responsible at law and/or in connection with this Agreement.  This duty shall include giving such other party every reasonable opportunity to correct or ameliorate any error or other circumstance that caused, resulted in or increased such Damages, and every reasonable opportunity to assist in such mitigation.  The parties acknowledge that the proper accounting, tax or other treatment of an event or matter can be susceptible to differing opinions among reputable practitioners of appropriate expertise, both as to events and transactions that are complete and as to the most efficient remediation of events and transactions that have resulted or may result in Damages.  It is the intention of the parties that events and transactions be treated and reported in a legitimate manner that gives rise to the smallest amount of Damages, and that any remediation or corrective action selected be that which gives rise to the smallest amount of Damages

(j)         NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, IN NO EVENT SHALL ANY UNIFIED PARTY BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT, EACH OF WHICH DAMAGES IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE.  NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, THE CUMULATIVE LIABILITY OF THE UNIFIED PARTIES FOR DAMAGES THAT ARISE DIRECTLY OR INDIRECTLY IN CONNECTION WITH THIS AGREEMENT, OR THAT ARISE DIRECTLY OR INDIRECTLY OUT OF A UNIFIED PARTY’S ACTIONS (OR FAILURE TO ACT) IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY, SHALL NOT EXCEED THE LESSER OF (i) $1,000,000.00 AND (ii) THE FEES EARNED BY UNIFIED DURING THE 24-MONTH PERIOD IMMEDIATELY PRIOR TO THE DATE SUCH DAMAGES WERE INCURRED.  HUNTINGTON UNDERSTANDS THIS LIMITATION UPON THE UNIFIED PARTIES’ DAMAGES TO BE A REASONABLE ALLOCATION OF RISKS (BOTH INSURABLE AND OTHER RISKS), AND HUNTINGTON EXPRESSLY CONSENTS TO SUCH ALLOCATION OF RISK.  HUNTINGTON AND THE UNIFIED PARTIES AGREE THAT DAMAGES LIMITATIONS AND INDEMNIFICATIONS SET FORTH IN THIS SECTION 8 SHALL APPLY TO ANY ALTERNATIVE REMEDY ORDERED BY AN ARBITRATION PANEL, COURT OR OTHER TRIER OF FACT IN THE EVENT ANY TRIER OF FACT DETERMINES THAT THE EXCLUSIVE REMEDIES PROVIDED IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

(k)         Except for remedies that cannot be waived as a matter of law and injunctive relief, the remedies provided in this Section 8 shall be the Fund’s sole and exclusive remedies for Claims and Damages that arise directly or indirectly in connection with this Agreement, or directly or indirectly out of a Unified Party’s actions (or failure to act) in connection with this Agreement.

The terms of this Section 8 will survive the termination of this Agreement.

Section 9.                      Term.  This Agreement shall become effective on the date first herein above written, and shall continue in effect for a term of 1 year, unless terminated with respect to a Portfolio or all Portfolios by Unified as set forth in Section 6(f). This Agreement will automatically renew for additional 1 year terms, unless terminated with respect to a Portfolio or all Portfolios by either party upon written notice given at least 120 days prior to the expiration of the then current term.    The fees set forth in Exhibit C shall remain in effect during the initial term of this Agreement, unless modified in writing by mutual agreement of the parties.  Such fees shall be with respect to the services described herein only, and any additional services to be provided by Unified, either as a result of new regulations or requirements, or at the request of the Fund, will be subject to additional fees, as set forth in Section 6(e) of this Agreement.  Unified reserves the right to modify the fees payable by Huntington under this Agreement for any renewal term by providing to Huntington a revised Exhibit C at least 60 days prior to the expiration of the then current term.  Such revised Exhibit C shall be effective at the beginning of the subsequent term of the Agreement, and shall remain in effect during such term, unless modified as described above.

Except as set forth in this Section 9, no other event (including any purported or actual breach) shall result in termination of this Agreement, and the date of termination shall be the last day of the term that expires following appropriate notice.  On the date of termination Huntington, on behalf of the applicable Portfolio, shall pay to Unified all fees, compensation and other charges as shall be accrued or due (or would accrue and become due) under the terms of this Agreement through the last day of the term that expires following appropriate notice.  In the event a Portfolio or all Portfolios cease operations prior to the termination date, or in the event that Unified, at the request of Huntington, ceases providing services to a Portfolio or all Portfolios prior to the termination date, the fees due at termination with respect to a Portfolio shall be computed based on the average monthly fee paid by that Portfolio during the six month period prior to the termination date; notwithstanding the foregoing, Huntington shall be obligated to pay fees for the remaining portion of the then applicable term.  Unified shall cease providing services to the Portfolio upon the date of termination, except as otherwise provided in this Section 9.

On the date of termination Huntington, on behalf of the applicable Portfolio, agrees to pay, in addition to the amounts described above, reasonable fees and expenses incurred by Unified in converting the Portfolio to a new service provider or terminating the Portfolio.  Such fees shall include compensation for time spent by personnel of Unified, and shall include but not be limited to, retrieving, compiling, and moving books, records and materials of the Portfolio to Huntington or the successor mutual fund service provider, conversion tape set-up fees, test conversion preparation and processing fees and final conversion fees, the closing of Unified’s records (and/or providing services related to the Portfolio’s liquidation or other transaction), and other services related to termination of Unified’s services.  Payment shall be due simultaneous with the transfer of all Investment Company Information to Huntington or to the successor mutual fund service provider(s). Such termination/conversion fees and expenses shall not be subject to any setoffs of any nature and shall be mutually agreed upon in writing before Unified commences its termination/conversion services.

On the date of termination and upon payment of all amounts due and payable under this Agreement without setoff (excluding only those amounts not then due and payable under Section 6(f); provided, however, that the termination/conversion fees described in this Section 9 shall be paid without setoff notwithstanding any dispute), Unified agrees to provide Huntington with the complete sub-administration records in its possession and to assist Huntington in the orderly transfer of the Portfolio’s records.  Without limiting the generality of the foregoing, subject to the preceding sentence, Unified agrees upon termination of this Agreement:

(a)            to deliver to Huntington on behalf of the Portfolio or to the Portfolio’s successor mutual fund service provider(s), computer media containing the Portfolio’s accounts and records together with such record layouts and additional information as may reasonably be necessary to enable the successor mutual fund service provider(s) to utilize the information therein;

(b)           to reasonably cooperate with the successor mutual fund service provider(s) in the interpretation of the Portfolio’s account and records;

(c)           to forward all shareholder calls, mail and correspondence to the new mutual fund service provider(s) upon de-conversion; and

(d)           to act in good faith to make the conversion or termination as smooth as possible for the successor mutual fund service provider(s) and Huntington.

Section 10.                                Notices.  Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given and effective when delivered in person or by certified mail, return receipt requested, at the following address (or such other address as a party may specify by notice to the other):

(a)                      If to the Investment Company, to:

The Huntington Funds
3805 Edwards Rd., Suite 350
Cincinnati, OH  45209-1940
Attention: Alicia Powell, Secretary

(b)                      If to Unified, to:

Unified Fund Services, Inc.
2960 North Meridian Street, Suite 300
Indianapolis, Indiana 46208
Attention:  President

Notice also shall be deemed given and effective upon receipt by any party or other person at the preceding address (or such other address as a party may specify by notice to the other) if sent by regular mail, private messenger, courier service, telex, facsimile, or otherwise, if such notice bears on its first page in 14 point (or larger) bold type the heading “Notice Pursuant to Mutual Fund Services Agreement.”

Section 11.                                Assignment; Nonsolicitation; and Other Contracts.  This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Unified may, in its sole discretion and upon notice to Huntington, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business.    Unified may, in its sole discretion, engage subcontractors to perform any of its duties contained in this Agreement, provided that Unified shall remain responsible to Huntington for all such delegated duties in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Unified were providing such services itself.  During the term of this Agreement and for a period of one (1) year following the termination of this Agreement, Huntington shall not, and shall not cause suffer or permit any affiliate, to recruit, solicit, employ or engage, for Huntington or others, any Unified Party, without Unified’s written consent.  The Trust shall not require or expect Unified to enter into any agreements for Huntington’s direct or indirect benefit, including any sales, servicing or other similar agreements, that expose Unified to any liability that is greater than the liability it is undertaking in this Agreement.

Section 12.                      Intended Beneficiaries.  This Agreement shall be binding upon Huntington, Unified and their respective successors and assigns, and shall inure to the benefit of Huntington, Unified, the Unified Parties, their respective heirs, successors and assigns.  Nothing herein expressed or implied is intended to confer upon any person not named or described in the preceding sentence any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 13.                      Arbitration.  Notwithstanding any provision of this Agreement to the contrary, any claim or controversy arising out of or in any manner relating to this Agreement, or breach hereof, which cannot be resolved between the parties themselves, shall be settled by arbitration administered by the American Arbitration Association (the “AAA”) in Indianapolis, Indiana in accordance with its rules applicable to commercial disputes.  The arbitration shall be conducted under the then-current rules of the AAA.

Section 14.                                Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement.  Any waiver must be in writing signed by the waiving party.

Section 15.                                Force Majeure. Unified shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God, earthquake, fires, floods, failure or fluctuations in electrical power, wars, acts of terrorism, acts of civil or military authorities, governmental actions, nonperformance by a third party or any similar cause beyond the reasonable control of Unified, failures or fluctuations in telecommunications or other equipment, nor shall any such failure or delay give Huntington the right to terminate this Agreement.

Section 16.                                Use of Name.  The Trust and Unified agree not to use the other’s name nor the names of such other’s affiliates, designees, or assignees in any prospectus, sales literature, or other printed material written in a manner not previously, expressly approved in writing by the other or such other’s affiliates, designees, or assignees except where required by the SEC or any state agency responsible for securities regulation.

Section 17.                                Amendments.  This Agreement may be modified or amended from time to time by mutual written agreement between the parties.  No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

Section 18.                                Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law to any person or circumstance, such provision shall be ineffective only to the extent of such prohibition or invalidity.  In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect or to any extent, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application of such invalid provision shall not in any way be affected or impaired thereby.

Section 19.                                Headings; Pronouns; Certain Phrases; Rules of Construction.  The headings in the sections and subsections of this Agreement are inserted for convenience only and in no way alter, amend, modify, limit or restrict the contractual obligations of the parties.  Wherever used in this Agreement, masculine, feminine and neuter pronouns shall be deemed to include the other genders.  Singular pronouns and nouns (including defined terms) shall be deemed to include the plural (and vice versa) as the context may require, but shall have no effect upon the nature of a party’s liability as joint or several.  The Exhibits to this Agreement are hereby incorporated by reference as if fully set forth in this Agreement.  Wherever used in this Agreement, the phrase “in connection with” shall be given the broadest possible interpretation, and shall include matters (without limitation) that are in whole or part caused by, relate to, arise out of, are attributable to, or would not have occurred in the absence of circumstances created by, the referent or object of such phrase. Each party acknowledges that it was represented by legal counsel in connection with the review and execution of this Agreement, or that it had an adequate opportunity to engage counsel for such review and chose not to do so.  The sole duties that Unified is accepting in return for the fees and other remuneration hereunder are expressly set forth herein.  No exoneration of liability for a duty or other indemnification or limitation shall be construed, by negative implication or otherwise, to imply the existence of any duty.  For example and without limitation, indemnification of Unified for a failure of an investment advisor to timely deliver trade tickets (or failure of any other third party to timely deliver accurate Trust Information) shall not be construed to imply that Unified has a duty to supervise such service provider or prevent a recurrence of such failure.

Section 20.                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 21.                                No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 22.                                Entire Agreement; Survival; Governing Law.  This Agreement, the Exhibits hereto and any subsequent amendments of the foregoing embody the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements between the parties relating to the subject matter hereof. The provisions of Sections 6 through 21, inclusive, shall survive any termination of this Agreement.  This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Indiana, without reference to conflict of law principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Mutual Fund Services Agreement to be signed by their respective duly authorized officers as of the day and year first above written.

THE HUNTINGTON NATIONAL BANK

By:                                                      Date

Print Name:

Title:

Attest:

UNIFIED FUND SERVICES, INC.

By:                                                      Date

Print Name:

Title:

By:                                                      Date

Print Name:

Title:

Attest:
EXHIBIT A
to
Mutual Fund Services Agreement

List of Portfolios

Portfolio Name	Share Class(es), if applicable
Huntington Dividend Capture Fund	Class A Shares, Class B Shares, Institutional Shares
Huntington Fixed Income Securities FundClass A Shares, Class B Shares, Institutional Shares
Huntington Tax-Free Money Fund	Class A Shares, Institutional Shares
Huntington Growth Fund	Class A Shares, Class B Shares, Institutional Shares
Huntington Income Equity Fund	Class A Shares, Class B Shares, Institutional Shares
Huntington Intermediate Government Income Fund	Class A Shares, Class B Shares, Institutional Shares
Huntington International Equity Fund	Class A Shares, Class B Shares, Institutional Shares
Huntington Macro 100 Fund	Class A Shares, Class B Shares, Institutional Shares
Huntington Mid Corp America Fund	Class A Shares, Class B Shares, Institutional Shares
Huntington Money Market Fund	Class A Shares, Class B Shares, Institutional Shares, Interfund Shares
Huntington Mortgage Securities Fund	Class A Shares, Class B Shares, Institutional Shares
Huntington New Economy Fund	Class A Shares, Class B Shares, Institutional Shares
Huntington Ohio Municipal Money Market Fund	Class A Shares, Institutional Shares
Huntington Ohio Tax-Free Fund	Class A Shares, Class B Shares, Institutional Shares
Huntington Real Strategies Fund	Class A Shares, Class B Shares, Institutional Shares
Huntington Rotating Markets Fund	Class A Shares, Class B Shares, Institutional Shares
Huntington Short/Intermediate Fixed Income Securities Fund	Class A Shares, Institutional Shares
Huntington Situs Fund	Class A Shares, Class B Shares, Institutional Shares
Huntington Technical Opportunities Fund	Class A Shares, Class B Shares, Institutional Shares
Huntington U.S. Treasury Money Market Fund	Class A Shares, Institutional Shares

Huntington VA Balanced Fund
Huntington VA Dividend Capture Fund
Huntington VA Growth Fund
Huntington VA Income Equity Fund
Huntington VA International Equity Fund
Huntington VA Macro 100 Fund
Huntington VA Mid Corp America Fund
Huntington VA Mortgage Securities Fund
Huntington VA New Economy Fund
Huntington VA Real Strategies Fund
Huntington VA Rotating Markets Fund
Huntington VA Situs Fund

Exhibit B
To
Mutual Fund Services Agreement

General Description of Fund Sub-Administration Services

Subject to the direction and control of the Huntington National Bank and utilizing information provided by Huntington and its agents, the Sub-Administrator will provide the following sub-administrative services to the Investment Company and/or to each of the Portfolios listed on Exhibit A (each a “Fund”):

Board Relations
•	Coordinate board meeting calendar.
•	Maintain list of agenda items
o	Prepare agenda, resolutions and related materials (including draft materials).
•
Assemble board materials for meetings; coordinate responsibilities and deadlines for completion of materials, including preparation of legal memos, collection and review of reports, lists and other documentation; and production and delivery of board books containing all necessary materials.

•	Attend board meetings.
•	Maintain matrix for contract renewals and termination (“compliance calendar”).
•	Review fee and expense comparison documentation for Section 15(c) review of contracts (annual or as needed).
•	Prepare or review board minutes, as needed; maintain final minutes
•	Prepare unanimous written consents
•	Maintain record book of all organizational documents, official records, consents, and approved minutes.

Regulatory Disclosure and Corporate Governance Services
•	Draft and review registration statements, preliminary and definitive prospectuses, annual and semi-annual reports to shareholders and related correspondence and exhibits.
•	Coordinate with trustee counsel, independent auditor, custodian and sub-custodians, advisers, rating and publication agencies and outside vendors.
•	Draft, review and/or file de-registration applications.
•	Draft, review and/or file merger/reorganization documents.
•	Assist with new product initiatives.
o	Draft proxy materials.
o	File proxy materials with SEC.
o	Maintain files for registration statements, prospectuses, SAI's, financial statements and stickers.
•	Coordinate with the SEC with respect to inspection, comments on registration statements, requests for information.
•	Prepare and update documents such as charter document, By-Laws and foreign qualification filings.
•	Administer shareholder meetings, assist with the preparation of proxy statements, and draft and/or review shareholder meeting scripts.
•
Assist in identifying and monitoring pertinent regulatory and legislative developments which may affect the Portfolios and, in response to the results of such monitoring, coordinate and provide support to the Portfolios and their advisors and sub-advisors with respect to those developments and results, including support with respect to routine regulatory examinations or investigations of a Portfolio, and with respect to such matters, to work in conjunction with outside counsel, auditors and other professional organizations engaged by the Fund.

Administration Services
•	Submit regulatory filings to the SEC, which include, but are not limited to the following form types:
o	N1-A (Post Effective Amendments) and 497
o	Proxy (Shareholder Meeting Notices)
o	N-SAR/S
o	N-CSR/S (Certified Annual and Semi-Annual Reports)
o	N-Q
o	N-PX (Proxy Voting History)
o	24f-2
o	17g-1 (Fidelity Bond)
•	For new portfolios, request and obtain fund and trust identifiers, including CIK, CCC, SEC Identifiers, CUSIP, tax ID and ticker.
•	Coordinate prospectus printing and fulfillment
•	Assist with insurance application and renewal process; monitor fidelity bond and errors and omissions insurance coverage and make any related regulatory filings.

The duties of the Sub-Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Sub-Administrator hereunder.  These services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider.  To the extent the Sub-Administrator agrees to take such action, those actions taken shall be deemed part of the Exhibit B.

Additionally, Huntington shall cause the officers, advisor, distributor, legal counsel, independent accountants, custodian, fund accountant and transfer agent for the Funds to cooperate with the Sub-Administrator and to provide the Sub-Administrator, upon request, with such information, documents and advice relating to the Investment Company and/or the Portfolios as is within the possession or knowledge of such persons, in order to enable the Sub-Administrator to perform its duties.

FUND SUB-ADMINISTRATION FEE SCHEDULE TO MUTUAL FUND SERVICES AGREEMENT

INew Fund Start-Up/Existing Fund Conversion Fee
New fund establishment Electronic conversion	-$2,500 per share class [1] -Pass through of out-of-pocket expenses, if any

[1] This fee is waived for the existing portfolios listed in Exhibit A as of the April 1, 2009 conversion.

IIBase Fees (as defined in Exhibit B – General Description of Fund Sub-Administration Services)

Base Fees are the greater of the annual minimum or basis point fees as follows:

Annual Minimum Fees:
 Initial Portfolios (Applies to the existing portfolios listed in Exhibit A as of the April 1, 2009 conversion.)
 Subsequent Portfolios
 Each Additional Share Class
    (of a new or existing portfolio)

-$1,500,000 -$ 35,000 -$ 10,000

Annual Basis Point Fees:

0.045% for the first $4 billion in average daily net assets per share class;
0.035% from $4 billion to $6 billion in average daily net assets per share class;
0.025% over $6 billion in average daily net assets per share class.

* Base Fees do not include out-of-pocket expenses which include but are not limited to: printing, postage and handling, shipping, record storage, blue sky state registration fees, Edgarizing and regulatory filing fees and all other expenses incurred on behalf of the Investment Company and its individual portfolios.  Additional services and/or fees not contemplated in Exhibit B or this schedule will be negotiated on a per occurrence basis.

III Additional Services and Fees

1.Assistance in Dissolution and Deregistration of the Fund (including related proxy statement)	-Negotiable

2.Such other duties related to the Administration of the Fund as agreed to by Unified	-Negotiable